Exhibit 10.30

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Asterisks denote omissions.

SIXTH AMENDMENT

This sixth amendment (this “Amendment”) is entered into as of January 20, 2010 by and between GENERAL ELECTRIC COMPANY, a New York corporation with a principal place of business at 3135 Easton turnpike, Fairfield, Connecticut 06431 (“GE”) and GENPACT INTERNATIONAL, INC., a Delaware corporation , having a principal place of business at 105 Madison Avenue, 2nd Floor New York, New York 10016 (“Company”) (GE and Company being collectively referred to herein as the “Parties”).

W I T N E S S E T H:

WHEREAS, GE and its Affiliates entered into a Master Services Agreement with the Company dated as of December 30, 2004 (as amended as of January 1, 2005, December 16, 2005, September 7, 2006, March 27, 2008 and November 24, 2009, the “MSA”).

WHEREAS, GE and the Company wish to extend the term of the MSA by two years and, in connection with that extension, extend the term of certain Transferred SOWs and Future SOWs.

WHEREAS, GE and the Company wish to make certain adjustments to pricing under the MSA.

WHEREAS, the Company affirms to provide commercially reasonable market competitive pricing and solutions to the Customer Group under the terms of the MSA.

NOW, THEREFORE, in consideration of the above premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE 1

DEFINED TERMS

1.1 Defined Terms. Capitalized terms not otherwise defined in this Amendment shall have the meaning specified in the MSA.

1.2 Additional Defined Terms. As used herein, the following additional terms, when capitalized, shall have the following meanings:

(a)	“Third Amendment” shall mean the amendment to the MSA dated as of September 7, 2006.

(b)	“Fifth Amendment” shall mean the amendment to the MSA dated as of November 24, 2009.

(c)	“GDC Customer SOW” shall mean a Customer SOW (for avoidance of doubt, whether a Transferred SOW or a Future SOW) for services governed by either the Third Amendment or the Fifth Amendment.

ARTICLE 2

EXTENSION OF TERM

2.1 Extension of MVC. Section 6.1 of the MSA is hereby amended to replace “seven (7)-calendar year period” with “nine (9)-calendar year period.”

2.2 Extension of MVC Ramp Down Term. Section 6.2 of the MSA is hereby amended to replace clauses (a), (b) and (c) of Section 6.2 of the MSA with the following clauses (a), (b) and (c): “(a) $250 million in the tenth year of the term, (b) $150 million in the eleventh year of the term, and (c) $90 million in the twelfth year of the term (“Ramp Down MVC” and collectively with the Minimum Volume Commitment, the “MVCs”).”

2.3 Fees for Future SOWs. The following proviso is added at the end of the Section 9.1(b):“provided, however that the Company’s pricing under each new Future SOW executed or any existing Future SOW renewed or extended after the date of this Amendment shall remain valid for a minimum period of three (3) years.”

2.4 Extension of Initial Term. Section 11.1(a) of the MSA is hereby amended so that the Initial Term shall expire on December 31, 2016 instead of December 31, 2014.

2.5 Extension of Transferred SOWs. GE, on behalf of each Customer Party, elects, pursuant to Section 11.2(a) of the MSA, to extend the term of each Transferred SOW until December 31, 2011, provided that the foregoing extension shall not apply with respect to Transferred SOWs of a divested Customer Party, or that were assigned to an acquirer of assets of a Customer Party, in each case as described in Section 2.4 of the MSA. For avoidance of doubt, the provisions of Section 7.1(a)(iii) of the MSA shall apply during the extended term for those Transferred SOWs that had a five (5) year term prior to the extension

ARTICLE 3

PRICING

3.1 Productivity Guarantee.

3.1.1 Subject to section 3.1.3 below, for each remaining year of the Term beginning with 2010, and for all Customer SOWs in effect as of December 31, 2009 that are not GDC Customer SOWs, the Company shall provide to the Customer Group an aggregate Transaction Productivity and/or Cost Productivity of at least the amounts described below over the prior year’s actual purchase dollar volume of Services under such Customer SOWs:

Calendar Year	Guaranteed Minimum Productivity
2010	$[**]
2011	$[**]
2012	$[**]

Productivity will continue to be measured on a Customer SOW-by-Customer SOW basis (including that applied by virtue of Section 7.1 of the MSA). However, for purposes of this Section 3.1.1, Productivity shall be aggregated across all Customer SOWs (but excluding, for each Customer SOW, Provider’s share of Transaction Productivity pursuant to Section 7.1 of the MSA) with the Company committed to provide an aggregate Productivity total of at least the guaranteed Productivity amounts described in this Section 3.1 over the prior year.

3.1.2 The Company shall calculate Transaction Productivity and Cost Productivity across all Customer SOWs subject to Section 3.1.1 within ninety (90) days following the end of each applicable calendar year and if the aggregate Transaction Productivity and Cost Productivity for all such Customer SOWs is lower than the amount specified in Section 3.1.1 for such calendar year over the prior calendar year, the Company shall pay the difference to GE or provide GE with a credit against future Fees in an amount equal to such difference, as the parties may mutually agree.

3.1.3 Productivity targets set out in this Section 3.1.1 have been arrived at based on the purchase dollar volume of Services purchased in the Year 2009 and in the subsequent years after adjustments for Productivity and Deflation Credits. In the event the actual purchase dollar volume of Services purchased in any subsequent year is more than or less than the dollar volumes assumed above, the Productivity commitment for such year as detailed in Section 3.1.1 above shall be appropriately adjusted up or down as the case may be.

3.2 One-Time Credits. The Company will grant GE a $[**] credit, with $[**] to be paid in 2010 and $[**] to be paid in 2011.

3.3 Volume Credits.

3.3.1 For each calendar year of the Term beginning with the sixth calendar year (i.e., calendar year 2010), if actual purchase dollar volume of Services by the Customer Group from Provider exceeds actual purchase dollar volume of the Customer Group for the prior calendar year by an amount equal to or in excess of the amounts specified below, GE shall be entitled to a credit against future Fees in an amount equal to a percentage of the increase in actual purchase dollar volume.

Purchase Dollar Volume Percentage Increase	Credit Percentage of Volume Increase
[**]% or greater but less than [**]%	[**]%
[**]% or greater but less than [**]%	[**]%
[**]% or greater but less than [**]%	[**]%
[**]% or greater	[**]%

For example, if actual purchase dollar volume of the Customer Group for calendar year 2009 is $[**] and actual purchase dollar volume of the Customer Group for calendar year 2010 is $[**] (an increase of [**]%), GE would be entitled to a credit of $[**] ([**]% of the $[**] increase in purchase dollar volume). For avoidance of doubt, the actual purchase dollar volume of the Customer Group shall be calculated as described in Section 6.4 of the MSA.

3.3.2 The Company shall calculate the volume credits referenced in Section 3.3.1 at the same time it is calculating actual purchase dollar volume in connection with Section 6.4(a) of the Agreement and shall report the results of the calculation to GE within ninety (90) days following the end of the relevant calendar year. In performing such calculation, any Transferred SOWs of a divested Customer Party, or that were assigned to an acquirer of assets of a Customer Party, in each case as described in Section 2.4 of the MSA shall be excluded from calculation for both the measured year and the prior, baseline, year.

3.4 Deflation Credits.

3.4.1 Subject to section 3.4.4 below, in addition to the credits referenced in Sections 3.1 and 3.3, the Company hereby commits to GE that Fees across all Future SOWs that are not GDC Customer SOWs and were in effect as of December 31, 2009 will, in aggregate, be lower than the fees for calendar year 2009 for such Future SOWs in the amount described below:

Calendar Year	Credit
2010	$[**]
2011	$[**]
2012	$[**]

If the Future SOWs in effect as of December 31, 2009 are in effect on December 31, 2012, then GE would receive a credit for the Calendar Year 2013 of $[**].

3.4.2 The Company and GE shall further agree by February 20, 2010 on the specific details of the computation of Deflation Credits referred to in Section 3.4.1, including the Future SOWs to which it applies, with the understanding that if they fail to reach agreement on such details they nonetheless intend to be bound by the provisions of this Section 3.4.

3.4.3 The Company shall perform the computation referenced in Section 3.4.2 within ninety (90) days following the end of each applicable calendar year and if there is a shortfall in the Company’s commitment, the Company shall pay the shortfall to GE or provide GE with a credit against future Fees in an amount equal to such shortfall, as the parties may mutually agree.

3.4.4 The Deflation Credits set out in Section 3.4.1 have been arrived at based on the purchase dollar volume of Services purchased in the Year 2009 and in the subsequent years after adjustments for Productivity and Deflation Credits. In the event the actual dollar volume purchased in any subsequent year is more than or less than the dollar volume assumed above, the Deflation Credit for such year as detailed in Section 3.4.1 above shall be appropriately adjusted up or down as the case may be .

3.5 Expenditure of Credits. GE may allocate, any credits pursuant to Sections 3.1, 3.2, 3.3 or 3.4 to any member of the Customer Group in accordance with mechanisms and computation methodologies to be mutually agreed by the Parties by February 20, 2010. Any member of the Customer Group that has been so allocated a credit may apply such credit in whole or in part against any invoice from the Company under the MSA.

ARTICLE 4

LOCATIONS

4.1 Locations. Section 2.6 of the MSA is hereby amended to replace “India, China, Hungary, Mexico, Romania and Philippines” with “India, China, Hungary, Mexico, Romania, Philippines, United States, Poland, Mexico, Guatemala, Netherlands, Spain, Morocco, South Africa, Brazil and Egypt.”

ARTICLE 5

GENERAL

5.1 Governing Law. This Amendment will be governed by and construed and enforced in accordance with, the Laws of the State of New York, without regard to conflict of laws principles thereof.

5.2 General Provisions. The provisions of Sections 22.5, 22.6, 22.7, 22.8, 22.12, 22.13, 22.14, 22.15, 22.16 and 22.18 of the MSA shall apply to this Amendment and all references to the MSA in such sections shall be read as applying to the agreement as amended by this Amendment.

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IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed by their respective duly authorized representatives as of the day and year first above written.

GENERAL ELECTRIC COMPANY

By:	/s/ Douglas R. Seymour
Name: Douglas R. Seymour
Title: General Manager – Global Business Services

GENPACT INTERNATIONAL, INC

By:	/s/ Victor Guaglianone
Name: Victor Guaglianone
Title: Senior Vice President